Exhibit 99(a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares.  The Offer is made solely by the Offer to

Purchase dated October 11, 1996 and the related Letter of Transmittal and any amendments or supplements thereto and is being made to all holders of Shares.  The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.  In any jurisdiction where the securities, blue sky or other laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Subsidiary by one or more registered brokers licensed under the laws of such jurisdiction.



                Notice of Offer to Purchase for Cash

               All Outstanding Shares of Common Stock
                 (including the associated Rights)

                                of

                     Cheyenne Software, Inc.

                                at

                      $30.50 Net Per Share

                               by

                    Tse-tsehese-staestse, Inc.

                   a wholly-owned subsidiary of

              Computer Associates International, Inc.


          Tse-tsehese-staestse, Inc., a Delaware corporation ("Merger

Subsidiary") and a wholly-owned subsidiary of Computer Associates

International, Inc., a Delaware corporation ("Computer Associates"), is offering to purchase all outstanding shares of Common Stock, par value

$.01 per share, of Cheyenne Software, Inc., a Delaware corporation (the

"Company"), including the associated Preferred Share Purchase Rights

(the "Rights") issued pursuant to the Rights Agreement, dated as of

April 15, 1996, as amended, between the Company and Continental Stock

Transfer & Trust Company, as Rights Agent (the shares and the Rights collectively referred to as the "Shares"), at $30.50 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase dated October 11, 1996 (the "Offer to

Purchase") and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the

"Offer").  Tendering stockholders of the Company will not be obligated to pay brokerage fees or commissions or, except as set forth in the

Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer.

THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY

TIME, ON FRIDAY, NOVEMBER 8, 1996, UNLESS THE OFFER IS EXTENDED.




          The Offer is conditioned upon, among other things, (1) there being validly tendered by the expiration of the Offer and not withdrawn a number of Shares which, together with the Shares then owned by Computer Associates and Merger Subsidiary, would represent at least a majority of the total number of outstanding Shares on a fully diluted basis and (2) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.


          The Offer is being made pursuant to an Agreement and Plan of

Merger, dated as of October 7, 1996 (the "Merger Agreement"), among the

Company, Computer Associates and Merger Subsidiary, which has been unanimously approved by the Company's Board of Directors.  The Merger

Agreement provides, among other things, that, after consummation of the

Offer, and upon the later of (i) November 30, 1996, provided that as of such date the conditions to the Merger set forth in the Merger Agreement shall be fulfilled or waived and (ii) the first business day on which such conditions to the Merger shall be fulfilled or waived, Merger

Subsidiary will be merged into the Company (the "Merger"), with the

Company continuing as the surviving corporation (the "Surviving
Corporation"). Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each outstanding Share (other than

Shares owned by Computer Associates, Merger Subsidiary or any subsidiary of either of them or held by the Company as treasury stock (which shall be canceled) or by stockholders exercising appraisal rights under the

Delaware General Corporation Law) will be converted into the right to receive $30.50 in cash or any higher price paid for each Share in the

Offer, without interest.

          The Board of Directors of the Company has unanimously determined that the Offer and the transactions contemplated by the

Merger Agreement are fair to, and in the best interests of, the stockholders of the Company, has unanimously approved the Offer and the transactions contemplated by the Merger Agreement, and unanimously recommends that the Stockholders of the Company accept the Offer and tender their Shares.

          Merger Subsidiary reserves the right, at any time and from time to time, in its sole discretion, to extend the period of time during which the Offer is open if, at the scheduled expiration date of the Offer or any extension thereof, any of the conditions to the Offer shall not have been satisfied, until such time as such conditions are satisfied or waived, and for a further period of time of not more than

20 business days, regardless of whether or not any of the conditions to the Offer have been satisfied, to meet the objective (which is not a condition to the Offer) that there be validly tendered and not withdrawn at least 90% of the Shares on a fully diluted basis.  Any such extension will be made by giving oral or written notice thereof to the Depositary

(defined below) and will be followed as promptly as practicable by public announcement thereof.

          For purposes of the Offer, Merger Subsidiary shall be deemed to have accepted for payment tendered Shares when, as and if Merger

Subsidiary gives oral or written notice to The Bank of New York (the

"Depositary") of its acceptance of the tenders of such Shares.  In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or of a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the

Book-Entry Transfer Facilities (defined in the Offer to Purchase)), (ii)

a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or an Agent's Message (defined in the Offer to

Purchase) in connection with a book-entry transfer, and (iii) any other required documents.

          Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the expiration of the Offer. Thereafter,

such tenders are irrevocable, except that they may be withdrawn on or after December 9, 1996 unless theretofore accepted for payment as provided in the Offer to Purchase.  If Merger Subsidiary extends the period of time during which the Offer is open, is delayed in accepting for payment or paying for Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Merger Subsidiary's rights under the Offer, the Depositary may, on behalf of Merger Subsidiary, retain all Shares tendered, and such Shares may not be withdrawn except as otherwise provided in the

Offer to Purchase.  For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase and must specify the name of the person who tendered the Shares to be withdrawn and the number of Shares to be withdrawn.  If the Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal with (except in the case of Shares tendered by an Eligible

Institution (defined in the Offer to Purchase)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such

Shares.  In addition, such notice must specify, in the case of Shares tendered by delivery of certificates, the name of the registered holder

(if different from that of the tendering stockholder) and the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn or, in the case of Shares tendered by book-entry transfer, the name and number of the account at one of the Book-Entry Transfer
Facilities to be credited with the withdrawn Shares.
Withdrawals may not be rescinded, and Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer.  However,

withdrawn Shares may be retendered by again following one of the procedures described in the Offer to Purchase at any time prior to the expiration of the Offer.

          The information required to be disclosed by paragraph
(e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the

Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

          The Company has provided Merger Subsidiary with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares.  The Offer to

Purchase and the related Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

          The Offer to Purchase and the related Letter of Transmittal contain important information which should be read before any decision is made with respect to the Offer.

          Requests for copies of the Offer to Purchase and the related

Letter of Transmittal and other tender offer materials may be directed to the Information Agent as set forth below, and copies will be furnished promptly at Merger Subsidiary's expense. No fees or commissions will be payable by Merger Subsidiary to brokers, dealers or other persons (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

The Information Agent is:

D.F. King & Co., Inc.
77 Water Street
New York, New York 10005
(212) 269-5550 (Collect)
1-800-697-6974 (Toll Free)


October 11, 1996